INGERSOLL-RAND PLC
INCENTIVE STOCK PLAN OF 2007
(AMENDED AND RESTATED AS OF DECEMBER 1, 2010)

RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED AS OF [GRANT DATE]

Ingersoll-Rand plc (the “Company”) hereby grants to [insert name] (“Participant”) a restricted stock unit award (the “RSUs”) with respect to [insert number of shares subject to RSUs] ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2007 (the “Plan”) and to such further terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.    Vesting and Issuance of Shares; Dividend Equivalents.
(a)Participant’s right to receive Shares subject to the RSUs shall vest in three equal installments on each of the first three anniversaries of the date of grant (each anniversary being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each such anniversary. Except as provided in Sections 1(d) and 1(e) below, no RSUs shall vest following Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
(b)Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.
(c)If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall vest as of the date of termination of active service (such date also being a “Vesting Date”) and all other RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
(d)If Participant’s employment terminates by reason of death or disability, the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
(e)If Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in

Section 1(a), notwithstanding such termination of employment.
(f)If Participant’s employment terminates for any reason other than those specified in Sections 1(c), (d) and (e) above, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
(g)On or as soon as administratively practicable following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date. Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
2.    Taxes. Regardless of any action the Company and/or an Affiliate take with respect to any and all federal, state, local or other tax related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility. To satisfy any withholding obligations of the Company or an Affiliate with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon vesting of the RSUs. To avoid negative accounting treatment, the Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. Alternatively, or in addition, the Company may satisfy such withholding obligations by (a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or an Affiliate, (b) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), or (c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 2 (a), (b) and (c) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
3.    Recoupment Provision. In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the RSUs and (ii) recover all or a portion of the financial gain realized by Participant through the RSUs.
4.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
5.    Acknowledgement & Acceptance within One Hundred Twenty (120) Days. This grant is subject to acceptance, within 120 days of the date of grant, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the RSUs within one hundred twenty (120) days of the date of grant may result in cancellation of the RSUs.

Signed for and on behalf of the Company:
__________________________________
Michael W. Lamach
Chairman, President and CEO
Ingersoll-Rand plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.